                                                                 Exhibit 10.1.4


                          CORPORATE SERVICES AGREEMENT

    This Agreement is made this 13th day of October, 1997, by and between Value City Department Stores, Inc. ("VCS") and Schottenstein Stores Corporation ("SSC"). All sections of the previous Agreement dated October 16, 1996 are replaced by this Agreement.

        1.  Recitals.

            A. Pursuant to an agreement dated June, 1991 (the "Exchange Agreement"), SSC has agreed to transfer to VCS substantially all of the business, properties and assets formerly constituting the Department Store Division of SSC (the "Department Store Division"), and the employees of the Department Store Division will become employees of VCS.

            B. Prior to the transfer of the business, properties and assets of the Department Store Division to VCS, employees of the Department Store Division have provided services to other divisions of SSC, and employees of other divisions of SSC provided services to the Department Store Division.

            C. VCS and SSC desire to provide for the continued sharing of services as set forth in this Agreement.

        2. Executive Compensation. Certain executives work for VCS and SSC and are paid by SSC. VCS shall reimburse SSC for a percentage of the executives' salaries. That percentage will be based on the number of hours the executive spends on VCS business versus the executive's total hours worked, such payments to be made in monthly installments.

        3. Internal Legal Advice. The in-house legal staff of SSC shall be available to VCS for consultation and advice and for the performance of such legal services as VCS shall reasonably request. VCS shall pay to SSC a percentage of the payroll and related costs of such legal services equal to the percentage of time the professional staff spends on VCS legal work versus total professional staff hours available, such payments to be made in monthly installments.

        4. Pension and Benefit Plan Administration. The Department Store Division has provided administrative services, and VCS will continue to provide administrative services, with respect to the SSC Benefit Plans (as defined in the Exchange Agreement). SSC shall pay VCS for such services during each fiscal year a percentage of the payroll and related cost to VCS of such services equal to the percentage of the total number of participants in such plans represented by the number of employees of SSC who are participants in such plans at the end of the preceding fiscal year, such payment to be made in monthly installments.

        *5. Insurance and Risk Management. SSC has maintained and shall continue to maintain casualty insurance coverage through casualty insurance policies commonly used by the industry, shall establish appropriate financial reserves equivalent to "first dollar" insurance coverage including, if any, self-insured or deductible amounts for any exposure covered by the casualty insurance policies, and shall, with respect to workers compensation maintain appropriate insurance (excluding West Virginia which VCS maintains through the state) or qualify as a self-insurer to meet the various requirements of the states in which SSC operates. The policies taken together shall be the "Insurance Program".

SSC shall continue to maintain and administer and to make available the Insurance Program for the benefit and coverage of VCS. For continued coverage under the Insurance Program, VCS shall pay to SSC an annual fee calculated on the same basis as the calculation of the cost of participation by the Department Store Division in the insurance program to wit:

o for liability coverage of all forms, the fee shall be a rate, expressed in dollars, per $1,000 of projected annual sales, which rate shall be based on the estimated cost of claims, claims administration, reserves to cover self-insured retentions, premiums charged by insurance carriers including primary policies, umbrella and excess policies, loss control and administrative fees.

o for workers compensation, the fee shall be a rate, expressed in dollars, per $100 of payroll, which rate shall be based on projected payroll and other remuneration, and calculated based on projected expenses, medical bills, excess insurance, estimated compensation and administrative expense for loss control and insurance administration.

        The fee for liability coverage shall be subject to adjustment in future fiscal years. SSC may increase or decrease the insurance premium for coverage in future fiscal years to reflect the adjustments needed.

        The fee for workers compensation coverage shall be subject to adjustment in future fiscal years. SSC may increase or decrease the insurance premium for coverage in future fiscal years to reflect the adjustments needed.

        Notwithstanding the duration of this Service Agreement or any other section of this Service Agreement pertaining to the duration of VCS and SSC commitments to each other, the participation of VCS in the Insurance Program in a given fiscal year does not obligate VCS to participate in the Insurance Program in subsequent fiscal years after the given fiscal year.

        *6. Store Planning, Design and Construction. VCS will provide, upon request from SSC, store planning, design and construction services. SSC shall reimburse VCS for the payroll and related cost of VCS employees providing such services on the basis of the number of hours spent by such employees or projects performed by such employees during each fiscal year and the cost to VCS of materials supplied.

            Periodically SSC Construction Division, upon request from VCS, will coordinate construction projects for VCS. The percentage to charge each entity for SSC's Construction Division's payroll and benefits will be adjusted every August and January and will be based on the estimated amount of each entity's projects to be handled by the construction division. Such payments will be made in monthly installments based on the latest estimates of projects to be completed for VCS by the construction division. SSC travel expenditures specifically for VCS projects will also be reimbursed if properly identified.

        *7. Advertising. SSC shall make available to VCS, upon request, the person or persons employed by SSC as announcers or in other aspects of the production of radio and television commercials. The percentage to charge each entity for SSC's advertising expense will be adjusted every July and January and will be based on the amount of billings from SOS to each entity. Whatever percentage VCD's billings are to the total billings received from SOS Productions for the prior six months will be the same percentage used to charge VCS for their portion of SSC's advertising expense.
Such payments will be made in monthly installments.


        8. Credit Union Administration. SSC has provided and intends to continue to make available to its employees the Schottenstein Associates' Federal Credit Union (the "Credit Union"). The Credit Union has been available to employees of the Department Store Division, and VCS and SSC intend that the Credit Union shall continue to be available to employees of VCS. The Department Store Division has provided, and VCS shall continue to provide administrative services in connection with the operation of the Credit Union, including the keeping of membership lists, the processing of loan applications, and the making and servicing of loans. SSC shall pay VCS for such services that percentage of the payroll cost to VCS of VCS employees providing such services equal to the percentage of the total number of VCS and SSC employees who are members of the Credit Union represented by the total number of employees of SSC who are members of the Credit Union at the end of the preceding fiscal year, such payment to be made in monthly installments.

        9. Safety Inspection and Maintenance. Employees of SSC will perform safety and fire protection inspections and related maintenance of stores operated by VCS. VCS shall reimburse SSC for the payroll and related costs of SSC employees engaged to perform such inspections and maintenance on the basis of the number of hours spent by such employees or projects performed by such employees during each fiscal year.
Charges are to be made monthly.

        10. Importing - SSC handles all of the paperwork related to VCS importing of merchandise to insure all import regulations are followed and proper duties are paid. For these services, SSC charges VCS 1% of the first cost of the imported merchandise.

        11. Buying - SSC for VCS. One buyer employed by SSC has provided buying services for the Department Store Division, and shall continue to be available to provide such services for VCS. Purchases by this buyer shall be made for the account of VCS, and VCS shall pay to SSC a charge equal to $5,500 per month for all purchases made by this buyer for VCS. All purchases made by this buyer shall be subject to the approval of VCS.

        12. Real Estate Management Fees. Schottenstein Management Co., ("SMC"), an affiliate of SSC, will provide real estate management services for certain of the properties which SSC had previously owned but has since sold pursuant to a sales/leaseback transaction with a third party. The services to be provided involve the collection of subtenant rents, maintenance of common areas and other services typically performed by a real estate management company. VCS shall pay to SMC a fee equal to 7% of gross subtenant rent billings and in consideration of common area maintenance management, VCS shall pay to SMC an administrative fee equal to 15% of their pro rata share of the common area maintenance charges on any properties for which such 15% fee had been paid prior to the sale lease back transaction. In addition, SMC shall provide to VCS, at no additional charge, real estate brokerage services to market existing vacant space and any rentable space that should become available.

        13. Additional Services; Discontinuation of Services. The parties recognize that circumstances may change during the course of their relationship, that the provision of services not contemplated by this Agreement for either party by the other may prove to be desirable and beneficial, and that services contemplated by this Agreement may no longer be required. The parties therefore agree that, should additional services be desired, they will negotiate in good faith with each other the nature of those services and the payment to be made therefor, to the end that the provision of such services by the party providing them shall not be unduly burdensome and the payment to be made for such services shall not be unfair to the party receiving them. Should services provided pursuant to this Agreement be determined to be unnecessary or undesirable, the parties, by mutual agreement, may discontinue them by appropriate amendment to this Agreement. Should additional services be deemed desirable, the parties shall likewise amend this Agreement to specify such services and the payment to be made therefor.

        14. Annual Review. The services performed by SSC for VCS and by VCS for SSC pursuant to this Agreement and the cost thereof shall be subject to review not later than 90 days following the end of each fiscal year of VCS by the members of the Audit committee of the Board of Directors of VCS. This Agreement may be terminated by VCS if the members of the Audit Committee shall find its operation to be unduly burdensome or to result in disproportionate expense to VCS.

        15. Effective Date. This Agreement is effective as of the beginning of the fiscal year.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers, thereunto duly authorized, as of the date first above written.

                                    SCHOTTENSTEIN STORES CORPORATION

                                    By: /s/ Jay L. Schottenstein
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                                    VALUE CITY DEPARTMENT STORES, INC.

                                    By: /s/ Robert M. Wysinski
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* Changed since last update